Exhibit 99.2

FAQ for Web Site

May 5, 2004

1.	Why is Rambus taking this action?

From substantial written evidence already in the public record, we believe that Hynix Semiconductor, Infineon Technologies, Micron Technology and Siemens AG colluded illegally, thereby limiting consumer choice and depriving Rambus products of the opportunity to compete fairly in the marketplace. We believe their actions harmed consumers by stifling innovation and restricting choice, leading to increased costs and reduced performance for millions of products that consumers buy and use every day.

2.	Shouldn’t Rambus focus on its business rather than litigation?

Rambus’s primary focus is on its business and delivering outstanding and innovative products to the market. We examined the evidence carefully before choosing to take this action. While we cannot change the past, we have a fiduciary duty to our stockholders to realize the value our breakthrough technologies would have had in a fair and open market.

3.	What monetary damage will Rambus pursue?

In the suit, which contains four causes of action, Rambus seeks an award of actual damages, treble damages, and punitive damages. The complaint has asked for actual damages that potentially will exceed one billion dollars. This is before trebling and without taking potential punitive damages into account.

4.	How long do you expect this suit to go on?

While it is unclear how long a case of this complexity and magnitude will take to bring to trial, we believe a reasonable estimate at this time is 24 – 36 months. We will have a better sense as the case progresses.

5.	How does this case impact the ongoing DOJ investigation into the behavior of the DRAM manufacturers?

Rambus took this action because the illegal actions of certain members in the DRAM industry have harmed Rambus and its stockholders. This is an independent, private suit that does not rely upon the ongoing DOJ investigation.

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